Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is made as of this 24th day of May, 2006 (this “Agreement”), by and between ALTRIA CORPORATE SERVICES, INC. (f/k/a PHILIP MORRIS MANAGEMENT CORP.), a New York corporation (“Seller”) and KRAFT FOODS GLOBAL, INC. (“Buyer”), a Delaware corporation.

W I T N E S S E T H

WHEREAS, Seller owns the Property (as defined in Paragraph 1 below); and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and accept from Seller, all of Seller’s rights, title and interests in the Real Property and certain other property described herein on the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations and warranties herein set forth, the parties hereto hereby covenant and agree as follows:

1.             Purchase and Sale.  Seller hereby agrees to sell, assign, convey, transfer and deliver and Buyer hereby agrees to purchase, accept and receive the following property (collectively, the “Property”):

(a)           All of Seller’s right, title and interest in that certain real estate commonly known as 50 New Commerce Boulevard and certain vacant land across the street therefrom, 200 Stewart Road, and a 50’ wide parcel containing approximately 61,795.66 square feet known as the UGI/Sugarnotch parcel, all of which real estate is located in Wilkes Barre, Pennsylvania 18762 and legally described on Exhibit A, attached hereto and incorporated herein by reference; together with all improvements thereon; all systems, equipment, facilities, fixtures, and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto between the date hereof and the Closing Date); all privileges, rights, easements, hereditaments, and appurtenances belonging or appertaining thereto; and all right, title and interest of Seller in and to all streets, alleys, passages and other rights-of-way included therein or adjacent thereto (“Real Property”);

(b)           The personal property listed on Exhibit B (“Personal Property”); and

(c)           Such other personal property located on the Real Property on the date of Closing (“Other Personal Property”), but excluding the personal property listed on Exhibit C.

2.             Purchase Price and Other Payments.

(a)           The total purchase price for the Property shall be Nine Million Three Hundred Thousand Dollars ($9,300,000.00) (the “Purchase Price”) and shall be allocated as follows:

(i)            The purchase price for the Real Property shall be Eight Million Dollars ($8,000,000.00), payable by wire transfer, at the consummation of the transactions contemplated in Section 1 hereof (the “Closing”).

(ii)           The purchase price for the Personal Property and Other Personal Property shall be One Million Three Hundred Thousand Dollars ($1,300,000.00), payable by wire transfer, at the consummation of transactions contemplated in Section 1 hereof.

(b)           Other payments shall be made to Buyer or Seller, as the case may be as follows:

(i)            Real estate taxes shall be prorated as of the date of Closing, with all such items through the date of Closing accruing to Seller.  Taxes shall be prorated based on the most current available bill.  Special assessments, if any, for work actually commenced or levied prior to the date of Closing shall be paid by Seller.  All other special assessments or other charges shall be paid by Buyer.

(ii)           Utility charges and deposits and all other items of accrued or prepaid income and expenses customarily prorated on the transfer of properties similar to the Real Property in the county in which the Real Property is located shall be prorated on an accrual basis as of the Closing Date on the basis of the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense, and the net credit shall be paid, as applicable, by Buyer in cash or by Seller as a credit against the Purchase Price payable on the Closing Date .

3.             Buyer’s Conditions Precedent.  Buyer’s obligation to pay the Purchase Price set forth in Section 1 and to conclude the purchase transaction as set forth herein is subject to the fulfillment, of each of the following conditions:

(a)           One or more inspections of the Property have been conducted, including without limitation the auditing, sampling and testing for the presence of any hazardous or solid waste or any other condition adversely affecting the environment (including air, water, or soil), conducted by or on behalf of Buyer, at Buyer’s expense, for the purpose of Buyer determining, in its sole judgment, whether the Property, including without limitation its fire protection and other systems, has any defects or conditions of any nature that, if not corrected, repaired, replaced or repaired, would shorten or adversely affect the value, utility, or useful life of the Property to Buyer.  The condition of the Property on and as of Closing shall be substantially the same as that on the dates of Buyer’s inspections.  Buyer has not and shall not cause any unreasonable interference with the conduct of Seller’s business on the Property, and Buyer shall repair all damage to the Property caused by Buyer, or its contractors or agents.  Buyer shall indemnify and hold Seller harmless from any claim, loss, cost, damage or expense arising from damage to the Property or from personal injuries to or death of any third person arising from Buyer’s acts or omissions.

(b)           The representations and warranties made by Seller contained or referenced in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing as though made at that time.

4.             Title Evidence; Survey.

(a)           Seller has heretofore provided Buyer with commitment number 1170566BACPAO (the “Title Commitment”) from First American Insurance Company (through E.W. Bilbow Abstract Company, a division thereof) (the “Title Company”) to issue an owner’s policy of title insurance covering the Real Property in the amount of the Purchase Price allocated to the Real Property, showing Seller as owner of the Real Property in fee simple.  Buyer hereby agrees to take title to the Real Property subject to the exceptions listed in the Title Commitment.

(b)           Seller has heretofore provided Buyer with a survey dated April 18, 2006 (“Survey”) of the Real Property prepared by Clough, Harbour & Associates LLP in accordance with ALTA/ACSM standards (2005), including Table A items 1, 2, 3, 4, 6, ,7, 8, 9, 10, 11(a), 16 and 17.  Buyer hereby approves the Survey and agrees to take title to the Real Property subject to the matters shown on the Survey.

5.             Conveyance.

(a)           Upon Buyer’s payment of the Purchase Price, Seller shall convey the Property to Buyer at Closing by special warranty deed and bill of sale, as applicable, free and clear of all mortgages, liens, pledges, security interests and encumbrances, except municipal and zoning ordinances, recorded easements for public utilities serving the Real Property, recorded building and use restrictions and covenants, taxes levied in the year of Closing, title exceptions and survey matters permitted pursuant to Section 4 above, provided none of the foregoing prohibit the current use of the Property, and all title and survey matters concerning the 50’ wide parcel containing approximately 61,795.66 square feet known as the UGI/Sugarnotch parcel (“Permitted Encumbrances”).  Seller shall further complete and execute all documents necessary to record this conveyance.

(b)           At Closing, Seller shall execute and deliver to Buyer, or cause to be executed and delivered to Buyer, all of the following (collectively, “Seller’s Closing Documents”):

(1)           Deed.  Special Warranty Deed conveying to Buyer all of the Real Property, free and clear of all encumbrances claimed by, through or under Seller, except only the Permitted Encumbrances.

(2)           FIRPTA Affidavit.  An affidavit of non-foreign status properly containing such information as is required by IRC Section 1445(b)(2) and its regulations.

(3)           Title-related Documents.  Such affidavits of Seller or other documents as may be reasonably required by the Title Company to record the deed and issue the Title Policy (as defined in subsection (8) below).

(4)           Certificate.  A certificate signed by an authorized agent of Seller and dated as of the Closing Date reaffirming the truth, correctness, and completeness of all of Seller’s representations and warranties under this Agreement.

(5)           Files and Records.  Copies of files related to the Property in Seller’s possession and located at the Real Property on the Closing Date.

(6)           Resolutions.  Corporate resolutions (or a secretary’s certificate) of Seller in such form as may be reasonably satisfactory to the Title Company to evidence Seller’s authority to transfer the Property.

(7)           Bill of Sale.  A bill of sale conveying all Personal Property and Other Personal Property free and clear of all claims under or through Seller.

(8)           Title Policy.  A title policy conforming to the provisions of the Title Commitment, together with the following endorsements (or the substantial, local equivalent of such endorsements) to the extent that such endorsements are customarily available in Pennsylvania (collectively, the “Title Policy”):  a “gap” endorsement; an access endorsement; an ALTA 9 (owner’s) restrictions, encroachments, minerals endorsement; and a zoning 3.1 (including parking) endorsement.

(c)           At Closing, Buyer will execute and deliver to Seller, or cause to be executed and delivered to Seller, all of the following (collectively, “Buyer’s Closing Documents”):

(1)           Purchase Price.  The Purchase Price, plus or minus prorations and other adjustments described in Sections 2(b)(i) - (ii), if any, by wire transfer of immediately available funds.

(2)           Title Documents.  Such affidavits of Buyer or other documents as may be reasonably required by the Title Company in order to record the deed and issue the Title Policy.

(3)           Certificate.  A certificate signed by an authorized agent of Buyer and dated as of the Closing Date reaffirming the truth, correctness, and completeness of all Buyer’s representations and warranties under this Agreement.

(4)           Resolutions.  Corporate resolutions or a secretary’s certificate of Buyer in such form as may be reasonably satisfactory to the Title Company to evidence Buyer’s authority to carry out the transfer that is the subject of this Agreement.

(d)           At Closing, Seller and Buyer shall jointly execute and deliver the following:

(1)           Closing Statement.  A closing and proration statement, prepared by Seller and reasonably acceptable to Buyer.

(2)           Real Estate Transfer Returns.  Properly completed copies of any real estate transfer return, gains tax form, or other documentation required in Pennsylvania to transfer the Real Property or record any deed (if any).

(3)           Miscellaneous.  Such other documents, instruments, and affidavits as shall be reasonably necessary to consummate the transaction contemplated by this Agreement (including, without limitation, a written assignment conveying to Buyer all of Seller’s right, title, and interest in and to any contract or license concerning the Property that may freely be transferred without the consent or approval of any third party).

6.             Closing.  This transaction is to be closed at the offices of the Title Company in Kingston, Pennsylvania, on May 24, 2006 (“Closing Date”), or at such other time or location as the parties may agree in writing.  Occupancy and use of the Property shall be given to Buyer at Closing or at such other time and subject to such terms and conditions as the parties may agree in writing.

Closing costs shall be allocated as follows:

(a)           Title Insurance.  Buyer shall pay the cost of the Title Policy.

(b)           Closing Fee.  Seller and Buyer will each pay one-half of any reasonable and customary closing fee charged by the Title Company (including, without limitation, any reasonable and customary fee for an escrow), if any.

(c)           Transfer and Sales Tax.  Seller and Buyer shall each pay one-half of any real estate transfer fee, transfer tax, or other fee charged by any pertinent governmental authority as an incident to transfer of title in the Real Property.  Seller shall pay all sales taxes, if any, charged by any pertinent governmental authority as an incident to transfer of title to the Personal Property and Other Personal Property.

(d)           Recording Costs.  Seller shall pay the recording fees owing to record any documents, other than the deed, necessary to secure issuance of the Title Policy.  Buyer shall pay recording fees owing to record the deed.

(e)           Attorney’s Fees.  Each party shall pay its own attorneys fees.

(f)            Survey.  Buyer shall pay the cost of the Survey.

(g)           Other Costs.  All other costs shall be allocated in accordance with the customs prevailing in similar transactions in Pennsylvania.

7.             Representations and Warranties.

7.1           Seller hereby represents and warrants as of the date hereof:

(a)           Seller has the corporate power and authority to execute and deliver this Agreement and as of Closing will have the corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)           This Agreement constitutes a valid and legally binding obligation enforceable against Seller in accordance with the terms hereof, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally, or equitable principles of general application;

(c)           Seller is not obligated in any manner to pay any finder’s fee or brokerage or similar commission in respect to the transactions contemplated by this Agreement and has taken no action that would obligate Buyer to pay any such fee or commission;

(d)           Seller has no notice or knowledge of any:  (1) planned or commenced public improvements which may result in special assessments; (2) planned public improvements which would materially affect the Real Property; or (3) official written order requiring repair, alteration or correction of any existing condition on the Real Property;

(e)           To the best of Seller’s knowledge, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required for valid execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(f)            The Property will be sold “AS IS” with no warranties or representations by Seller, whether express or implied.

7.2           Buyer hereby represents and warrants as follows:

(a)           Buyer has the corporate power and authority to execute and deliver this Agreement and as of Closing will have the corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)           This Agreement constitutes a valid and legally binding obligation enforceable against Buyer in accordance with the terms hereof, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally, or equitable principles of general application;

(c)           Buyer is not obligated in any manner to pay any finder’s fee or brokerage or similar commission in respect to the transactions contemplated by this Agreement and has taken no action that would obligate Seller to pay any such fee or commission.

8.             Damage.  Prior to the Closing, if any part of the Property is damaged in an amount of not more than One Million Dollars ($1,000,000.00), Seller shall be obligated to repair or replace the same to equal or better condition than prior to the damage.  If such damage shall exceed One Million Dollars ($1,000,000.00), Seller shall within five (5) business days inform Buyer in writing of the extent that insurance proceeds will be available with respect to the damage.  Within five (5) days after receipt of such notice from Seller regarding the availability of insurance proceeds, Buyer, at its sole option, may cancel this Agreement by written notice to Seller.  If Buyer elects not to terminate this Agreement, Seller shall not be required to repair the Property, but Buyer shall be entitled to receive all insurance proceeds relating to the damage.

9.             Default.

(a)           If Buyer defaults in its obligation to consummate this Agreement, Seller shall be entitled, at Seller’s sole election, (i) to terminate this Agreement and assert a claim for Seller’s costs, expenses, and other damages in connection with this Agreement, which claim shall not exceed the sum of Three Hundred Thousand Dollars ($300,000.00),  (ii) close the transaction contemplated by this Agreement without waiving any claim of default, and thereafter assert a claim for Seller’s costs, expenses, and other damages in connection with Buyer’s default under this Agreement, which claim shall not exceed the sum of Three Hundred Thousand Dollars ($300,000.00), or (iii) pursue any other remedy available to Seller at law or in equity (including, without limitation, an action for Seller’s damages and an action for specific performance), either as an alternative to the remedies set forth in this Section 9(a) or in conjunction therewith.

(b)           If Seller defaults in its obligation to consummate this Agreement, Buyer shall be entitled, as its sole remedy, to assert a claim for Buyer’s costs, expenses, and other damages in connection with this Agreement, which claim shall not exceed the sum of Three Hundred Thousand Dollars ($300,000.00).

10.           Notice.  All notices given under this Agreement shall be transmitted by reputable overnight courier or facsimile to the respective addresses and facsimile numbers given below:

(a)                                  To Seller:

Altria Corporate Services, Inc.
120 Park Avenue
New York, NY  10017
Attn:  Sam Nickols
Fax:  917-663-5474

with copy to:                         Altria Corporate Services, Inc.

120 Park Avenue

New York, NY  10017

Attn:  Anne M. O’Sullivan, Esq.
Fax:  914-272-0825

(b)                                 To Buyer:

Kraft Foods Global, Inc.
Three Lakes Drive
Northfield, IL  60093

Attn:  Director, Corporate Real Estate
Fax:  847-646-8900

with copy to:                                                                          Kraft Foods Global, Inc.
Three Lakes Drive
Northfield, IL  60093

Attn: Sharon S. Zuiker, Esq.
Fax:  847-646-4431

11.           Access to Property.  Seller shall afford to the officers, employees and authorized representatives of Buyer reasonable access during normal business hours to the Property to the extent Buyer shall deem necessary or desirable.

12.           Survival of Obligations.  The representations and warranties contained in Section 7 of this Agreement shall survive the execution and delivery of this Agreement and the Closing for a term of one (1) year, shall not be merged into the deed, and shall be deemed to have been relied upon by the parties hereto.

13.           Termination.  In the event that any of the conditions precedent to Buyer’s obligations hereunder are not met by the date established in Section 6 for Closing and are not waived by Buyer at or prior to Closing, Buyer may, at its option and in addition to any other rights it may have, terminate this Agreement by giving written notice of termination to Seller.  Nothing contained herein shall be deemed to require Buyer to terminate this Agreement in the event that a condition precedent to its obligations hereunder is not met, but, rather, Buyer may, at its sole discretion, waive such condition precedent and proceed with the Closing.

14.           Entire Agreement; Headings; Counterparts.  This Agreement and the agreements and other documents referred to herein and the exhibits hereto constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and understandings, whether written or oral, of the parties hereto with respect to the subject matter hereof.  The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof.  This Agreement may be executed and delivered by the parties hereto in one or more counterparts, each of which shall be an original but all of which together shall constitute one instrument.

15.           Intentionally Omitted.

16.           Applicable Law.  This agreement shall be governed and construed in accordance with the laws of Pennsylvania.

17.           Facsimile Signatures.  Buyer and Seller agree that signatures on documents delivered by facsimile transmission shall be binding on all parties, and respectively agree to provide an originally signed copy of any document delivered by facsimile within five (5) days after request therefor.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed as of the date first above written.

BUYER:

KRAFT FOODS GLOBAL, INC., a Delaware corporation

By:	/s/ Bruce L. Windedahl
Name: Bruce L. Windedahl
Title: Senior Director Facilities Management & Real Estate

SELLER:

ALTRIA CORPORATE SERVICES, INC. (f/k/a PHILIP MORRIS MANAGEMENT CORP.), a New York corporation

By:	/s/ Samuel L. Nickols
Name: Samuel L. Nickols
Title: Senior Director Facilities & Security